EXHIBIT 99.1

FINAL
EMBARGOED FOR RELEASE 5/7/98
7:00 A.M.

        ABERCROMBIE & FITCH CO. REPORTS SALES AND EXPECTED EARNINGS
                           FOR THE FIRST QUARTER


Columbus, Ohio (May 7, 1998) -- Abercrombie & Fitch Co. (NYSE: ANF) reported net sales of $134.2 million for the first quarter ended May 2, 1998, an increase of 81%, compared to sales of $74.3 million for the comparable period ended May 3, 1997.

The Company's comparable store sales increased 48% for the first quarter ended May 2, 1998.

Abercrombie & Fitch expects to report earnings per diluted share of $.12 in the first quarter. First quarter earnings will be reported on May 18, 1998, after the market closes.

This information is being released to ensure that shareholders of The Limited, Inc. (NYSE/LSE: LTD) will have current information concerning Abercrombie & Fitch in connection with The Limited's pending exchange offer, which is intended to establish Abercrombie & Fitch as a fully independent public company. The exchange offer commenced on April 15, 1998, and is scheduled to expire at midnight, New York City time, on May 13, 1998.

Abercrombie & Fitch is a lifestyle brand which, at the end of April, operated 158 stores and published the A&F Quarterly.

For further information, please contact: Lonnie Fogel
                                         Director of Investor Relations
                                           & Communications
                                         Abercrombie & Fitch Co.
                                         614-577-6493

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:
The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Release, the Company's Form 10-K or made by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, political stability, currency and exchange risks and changes in existing or potential duties, tariffs or quotas, postal rate increases and charges, paper and printing costs, availability of suitable store locations at appropriate terms, ability to develop new merchandise and ability to hire and train associates.

The Abercrombie & Fitch Co. common stock to be issued in the pending exchange offer will be offered or sold solely pursuant to the offering circular-prospectus. This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Please contact D.F. King & Co., Inc., the information agent for the proposed exchange offer, for copies of the offering circular - prospectus. D.F. King's address is 77 Water Street, New York, NY 10005 and its phone number is 1-800-549-6864.

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